Exhibit 99.1

Manitex International, Inc. Reports Record 2012 Results

Full Year Revenues Increase 44% to $205 Million

Full Year Net Income Increases 191% to $8.1 Million, or $0.68 in EPS

Backlog Grows 56% to $130 Million

Bridgeview, IL, March 11th, 2013 — Manitex International, Inc. (Nasdaq: MNTX), a leading provider of engineered lifting solutions including boom truck and rough terrain cranes, rough terrain forklifts, special mission oriented vehicles, container handling equipment and specialized engineered trailers today announced fourth quarter and full year 2012 results.

Fourth Quarter and Full Year 2012 Financial Highlights:

•

2012 net revenues rose 44% to a record $205.2 million, compared to the prior year’s revenue of $142.3 million. For the quarter ended December 31, 2012 net revenues were $56.5 million, representing a 55% year over-year increase from $36.6 million.

•

2012 net income of $8.1 million, or $0.68 in EPS (earning per share) increased 191% compared to $2.8 million and $0.24 per share for 2011. For the quarter ended December 31, 2012, net income increased 597% to $2.0 million or $0.16 per share, compared to the fourth quarter 2011 net income and earnings per share of $0.3 million and $0.03 respectively.

•

EBITDA (1) for the full year 2012 was $18.0 million, equal to 8.7% of sales, compared to $11.1 million and 7.8% of sales for 2011, an increase in EBITDA of 61%. For the fourth quarter 2012, EBITDA was $4.1 million or 7.3% of sales, compared to $2.9 million and 7.9% of sales, an increase of 43%.

•	Consolidated backlog at December 31, 2012 rose 56% for the year to $130.4 million compared to $83.7 million at December 31, 2011.

Chairman and Chief Executive Officer, David Langevin, commented, “2012 was an exciting year of growth for Manitex, despite the continuing challenges of a weak global economy. We turned in record performance for revenues, EPS, EBITDA, backlog and other key metrics, due to solid execution of our business plan across the board. Our investment in new products has already assisted in our growth, with products we’ve developed and launched in the last three years now accounting for nearly 25% of our annual revenues, and we believe these will help drive us further in the future.”

2012 revenues of $205.2 million increased $63.0 million or 44% from 2011 resulting from production increases at several facilities implemented in response to the higher levels of demand experienced over the past twelve months. Although the general economic environment in our N. American and European markets was one of limited or zero growth, our products targeted to the energy and power line distribution sectors benefited from the higher levels of activity in these sectors as well as from increased market penetration. All operations experienced higher growth, but higher capacity and specialized boom trucks drove almost 70% of the year over year revenue increase, with specialized trailers and other material handling equipment also strongly contributing. In the fourth quarter of 2012, revenues were $56.5 million, an increase year over year of $20.0 million or 55% and a sequential quarter increase of $3.1 million or 6%. Boom truck products accounted for over 80% of the increase, complemented by the equipment distribution segment where both new and used equipment revenues improved.

— more —

Net income for 2012 of $8.1 million or $0.68 per share was an increase of $5.3 million, (191%) or $0.44. per share, over 2011. A $63 million, (44%), year over year improvement in revenue resulted in a gross profit increase of $11.2 million which offset additional operating expenses and other expense of $3.4 million and $0.2 million respectively, and increased tax expense of $2.4 million. Gross profit of $40.5 million was equal to 19.7% of sales, a slight reduction from the 20.6% gross profit percent for 2011, principally a result of a lower percentage of higher margin parts sales in total revenues, despite an increase in part sales dollar value, due to the significant increase in new unit sales year over year. Excluding the $1.2 million of unusual legal settlement costs incurred in 2011, the year over year increase in operating expense was $4.5 million. Increased R&D expenditures accounted for $0.9 million of the increase as new product development activities were initiated to bring new products to market in the year and in 2013. Increased selling expenses of approximately $2.0 million were incurred from an expansion in the sales organization, commissions and other selling related costs, with employee related costs from additional staff and performance related expense and professional fees for Sarbanes Oxley comprising the balance. In total SG&A as a percent of revenue declined in 2012 to 11.5% from 14.0% in 2011.

Net income for the fourth quarter of 2012 was $2.0 million or $0.16 per share compared to $0.3 million and $0.03 per share for the fourth quarter of 2011, an increase in net income of $1.7 million or 597%. A sales improvement of $20.0 million (55%) resulted in a gross profit increase of $2.8 million which offset additional operating expenses of $0.4 million, other expense of $0.1 million and an increase in tax of $0.6 million. Gross profit was equal to 18.3% of sales, a reduction from 2011 quarter four of 220 basis points resulting from the lower mix of part sales in revenue and lower production efficiencies in the period from a new product launch and the holiday period. SG&A expense increased $1.5 million from increased sales expense, employee related expense including incentive compensation and professional fees from the additional compliance requirements of Sarbanes Oxley for the Company as an accelerated filer. SG&A expense for the quarter was 11.5% of sales, an improvement of 210 basis points from the fourth quarter of 2011.

Andrew Rooke, Manitex International President and Chief Operating Officer, commented, “2012 results were very pleasing on many fronts and position us well for further growth in 2013. With the increase in end user demand in our served markets throughout the year, we successfully implemented production increases at several facilities, reported revenues for quarter four 2012 at the highest quarterly level ever achieved by the Company and finished the year with a backlog at December 31 2012 of $130 million. During 2012 we increased our strategic investments in R&D for new products across our product portfolio that should drive profitable growth in 2013 and beyond. Our balance sheet at December 31 2012 was also strong, as reflected in our current ratio of 2.4, our net debt to capitalization ratio of 44.2%, improved from 47.4% at December 31, 2011, and our interest coverage ratio of 7.3 times. With EBITDA of $18.0 million for the full year, our debt to EBITDA ratio of 2.7 times also positions us well to continue our growth objectives.”

Outlook

Mr. Langevin continued, “While our expectations are for a continuation of modest economic improvement, but with pronounced weakness in Europe, we believe our growth will continue to be driven by selectively adding products and Companies that fit strategically with our Company. Our current business model has us positioned with approximately 50% of our sales going into the energy area and the other 50% sold into the general commercial markets. We believe this puts our Company and our shareholders in the best position to realize above average returns for 2013 and beyond. To that end, we’ve established a 2015 sales target of $350 million, excluding any acquisitions, with earnings and cash flow consistent with our current run rates.”

(1)

EBITDA and adjusted net income are non-GAAP (generally accepted accounting principles in the United States of America) financial measures. These measures may be different from non-GAAP financial measures used by other companies. We encourage investors to review the section below entitled “Non-GAAP Financial Measures.”

Conference Call:

Management will host a conference call at 4:30 p.m. Eastern Time today to discuss the results with the investment community. Anyone interested in participating should call 1-877-941-4774 if calling within the United States or 1-480-629-9760 if calling internationally. A replay will be available until March 18, 2013 which can be accessed by dialing 1-877-870-5176 if calling within the United States or 1-858-384-5517 if calling internationally. Please use passcode 4603842 to access the replay.

The call will also be accompanied by a webcast over the Internet with slides, which are also accessible at the Investor Relations section of the Company’s corporate website at www.manitexinternational.com.

About Manitex International, Inc.

Manitex International, Inc. is a leading provider of engineered lifting solutions including cranes, reach stackers and associated container handling equipment, rough terrain forklifts, indoor electric forklifts and special mission oriented vehicles, including parts support.

Our Manitex subsidiary manufactures and markets a comprehensive line of boom trucks and sign cranes through a national and international dealership network. Our boom trucks and crane products are primarily used in industrial projects, energy exploration and infrastructure development, including roads, bridges, and commercial construction. Additionally, Badger Equipment Company, a subsidiary located in Winona, Minnesota, manufactures specialized rough terrain cranes and material handling products. Badger primarily serves the needs of the construction, municipality, and railroad industries. Our Italian subsidiary, CVS Ferrari, srl, designs and manufactures a range of reach stackers and associated lifting equipment for the global container handling market, which is sold through a broad dealer network. Our Manitex Liftking subsidiary is a provider of material handling equipment including the Noble straight-mast rough terrain forklift product line, Lowry high capacity cushion tired forklift and Schaeff electric indoor forklifts as well as specialized carriers, heavy material handling transporters and steel mill equipment. Manitex Liftking’s rough terrain forklifts are used in both commercial and military applications. Our subsidiary, Manitex Load King located in Elk Point, South Dakota is a manufacturer of specialized engineered trailers and hauling systems, typically used for transporting heavy equipment.

Our Crane and Machinery division is a Chicago based distributor of cranes including Terex truck and rough terrain cranes, and our own Manitex product line. Crane and Machinery provides aftermarket service in its local market as well as being a leading distributor of OEM crane parts, supplying parts to customers throughout the United States and internationally. The division also provides a wide range of used lifting and construction equipment of various ages and conditions, and has the capability to refurbish the equipment to the customer’s specifications.

Forward-Looking Statement

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact
Manitex International, Inc.	Hayden IR
David Langevin	Peter Seltzberg
Chairman and Chief Executive Officer	Investor Relations
(708) 237-2060	646-415-8972
djlangevin@manitexinternational.com	peter@haydenir.com

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
	Unaudited	Unaudited	Unaudited	Unaudited
Net revenues	$56,524	$36,561	$205,249	$142,291
Cost of sales	46,202	29,072	164,785	113,041

Gross profit	10,322	7,489	40,464	29,250
Operating expenses
Research and development costs	537	448	2,457	1,571
Selling, general and administrative expenses	6,509	4,965	23,548	19,895
Legal settlement (net present value)	—	1,183	—	1,183

Total operating expenses	7,046	6,614	26,005	22,649

Operating income	3,276	875	14,459	6,601
Other income (expense)
Interest expense	(612)	(616)	(2,457)	(2,540)
Foreign currency transaction (loss) gain	(21)	16	(110)	49
Other income	4	85	6	103

Total other expense	(629)	(515)	(2,561)	(2,388)

Income before income taxes	2,647	360	11,898	4,213
Income tax	633	71	3,821	1,433

Net income	$2,014	$289	$8,077	$2,780

Earnings Per Share
Basic	$0.16	$0.03	$0.68	$0.24
Diluted	$0.16	$0.03	$0.68	$0.24
Weighted average common share outstanding
Basic	12,256,237	11,545,768	11,948,356	11,441,914
Diluted	12,266,867	11,555,764	11,957,458	11,548,158

MANITEX INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEET

(In thousands, except per share data)

	As of December 31,
	2012 Unaudited	2011 Unaudited
ASSETS
Current assets
Cash	$1,889	$71
Trade receivables (net)	36,189	23,913
Accounts receivable finance	276	394
Other receivables	2,761	2,284
Inventory (net)	61,290	42,307
Deferred tax asset	1,166	923
Prepaid expense and other	1,206	1,317

Total current assets	104,777	71,209

Accounts receivable finance	307	557
Total fixed assets (net)	10,297	11,017
Intangible assets (net)	18,442	20,153
Deferred tax asset	2,259	3,238
Goodwill	15,283	15,267
Other long-term assets	139	150

Total assets	$151,504	$121,591

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable—short term	$6,218	$5,349
Revolving credit facilities	875	—
Current portion of capital lease obligations	1,040	634
Accounts payable	25,101	18,421
Accounts payable related parties	839	470
Accrued expenses	7,745	4,946
Other current liabilities	1,533	357

Total current liabilities	43,351	30,177

Long-term liabilities
Revolving term credit facilities	34,357	25,874
Deferred tax liability	4,269	4,825
Notes payable	2,648	6,335
Capital lease obligations	4,000	4,035
Deferred gain on sale of building	2,028	2,408
Other long-term liabilities	1,318	1,143

Total long-term liabilities	48,620	44,620

Total liabilities	91,971	74,797

Commitments and contingencies
Shareholders’ equity
Preferred Stock—Authorized 150,000 shares, no shares issued or outstanding at December 31, 2012 and December 31, 2011	—	—
Common Stock—no par value, Authorized, 20,000,000 shares authorized issued and outstanding, 12,268,443 and 11,681,051 at December 31, 2012 and December 31, 2011, respectively	53,040	48,571
Warrants	—	232
Paid in capital	1,098	1,098
Retained earnings (deficit)	4,679	(3,368)
Accumulated other comprehensive income	716	261

Total shareholders’ equity	59,533	46,794

Total liabilities and shareholders’ equity	$151,504	$121,591

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Thousands of Dollars)

	For the years ended December 31,
	2012 Unaudited	2011 Unaudited
Cash flows from operating activities:
Net income	$8,077	$2,780
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	3,498	3,336
Legal settlement	—	1,183
Provisions for customer allowances	17	25
Gain on debt restructuring	—	(194)
(Gain) loss on disposal of assets	(119)	62
Deferred income taxes	181	1,089
Inventory reserves	1	316
Reserves for uncertain tax positions	183	—
Stock based deferred compensation	226	104
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(12,494)	(5,597)
(Increase) decrease in accounts receivable finance	378	(927)
(Increase) decrease in inventory	(17,187)	(12,484)
(Increase) decrease in prepaid expenses	117	389
(Increase) decrease in other assets	11	(99)
Increase (decrease) in accounts payable	6,702	4,297
Increase (decrease) in accrued expense	2,765	478
Increase (decrease) in other current liabilities	1,168	(165)
Increase (decrease) in other long-term liabilities	(8)	—

Net cash (used) for provided by operating activities	(6,484)	(5,407)

Cash flows from investing activities:
Proceeds from sale of fixed assets	212	289
Purchase of property and equipment	(1,125)	(610)
Acquisition of assets (See Note 20)	(345)	(1,585)
Investment in intangibles except goodwill	—	(12)

Net cash used for investing activities	(1,258)	(1,918)

Cash flows from financing activities:
Borrowing on revolving credit facility	9,221	6,009
Repayment on revolving credit facility	—	—
Net borrowings on working capital facilities	4,181	1,600
Proceeds of stock offering	3,781	—
Proceeds from exercise of warrants	—	1,096
New borrowings – notes payable	764	4,647
Note payments	(7,884)	(5,868)
Shares repurchased for income tax withholding on share-based compensation	—	(12)
Repayment on capital lease obligations	(795)	(578)

Net cash provided by financing activities	9,268	6,894

Effect of exchange rate change on cash	292	(160)
Net increase (decrease) in cash and cash equivalents	1,526	(431)
Cash and cash equivalents at the beginning of the year	71	662

Cash and cash equivalents at end of year	$1,889	$71

Supplemental Information

In an effort to provide investors with additional information regarding the Company’s results, Manitex International refers to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management believes provides useful information to investors. These measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. Manitex International believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Manitex International uses these non–GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in thousands of U.S. dollars, and are as of or for the three or twelve month period ended December 31, 2012, unless otherwise indicated.

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measure: “EBITDA” (earnings before interest, tax, depreciation and amortization). This non-GAAP term, as defined by the Company, may not be comparable to similarly titled measures used by other companies. EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as a substitute for net earnings, operating income and other consolidated earnings data prepared in accordance with GAAP or as a measure of our profitability. A reconciliation of net income to EBITDA is provided below.

The Company’s management believes that EBITDA and EBITDA as a percentage of sales represent key operating metrics for its business. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is a key indicator used by management to evaluate operating performance. While EBITDA is not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors in assessing our capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. A reconciliation of EBITDA to GAAP financial measures for the three and twelve month periods ended December 31, 2012 and 2011 is included with this press release below and with the Company’s related Form 8-K.

Reconciliation of GAAP Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (in thousands)

	Three Months Ended		Twelve Months Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Net income	2,014	289	8,077	2,780
Legal settlement—present value	—	1,183	—	1,183
Income tax	633	71	3,821	1,433
Interest expense	612	616	2,457	2,540
Foreign currency transaction losses (gain)	21	(16)	110	(49)
Other (income) expense	(4)	(85)	(6)	(103)
Depreciation & Amortization	826	818	3,498	3,336
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$4,102	$2,876	$17,957	$11,120
EBITDA % to sales	7.3%	7.9%	8.7%	7.8%

Backlog

Backlog is defined as purchase orders that have been received by the Company. The disclosure of backlog aids in the analysis the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. Backlog is not necessarily indicative of sales to be recognized in a specified future period.

	December 31, 2012	December 31, 2011
Backlog	$130,352	$83,700
12/31/2012 increase v prior period		55.7%

Current Ratio is calculated by dividing current assets by current liabilities.

	December 31, 2012	December 31, 2011
Current Assets	$104,777	$71,209
Current Liabilities	43,351	30,177
Current Ratio	2.4	2.4

Days Sales Outstanding, (DSO), is calculated by taking the sum of net trade and related party receivables divided by annualized sales per day (sales for the quarter, multiplied by 4, and the sum divided by 365).

Days Payables Outstanding, (DPO), is calculated by taking the sum of net trade and related party payables divided by annualized cost of sales per day (cost of goods sold for the quarter, multiplied by 4, and the sum divided by 365).

Debt is calculated using the Condensed Consolidated Balance Sheet amounts for current and long term portion of long term debt, capital lease obligations, notes payable and lines of credit.

	December 31, 2012	December 31, 2011
Current portion of long term debt	$6,218	$5,349
Current portion of capital lease obligations	1,040	634
Revolving credit facilities	875	—
Revolving term credit facilities	34,357	25,874
Notes payable—long term	2,648	6,335
Capital lease obligations	4,000	4,035
Debt	$49,138	$42,227

Interest Cover is calculated by dividing EBITDA (Earnings before interest, tax, depreciation and amortization) for the trailing twelve month period (January 1, 2012 to December 31, 2012) by interest expense as reported in the Consolidated Statement of Income for the same period.

12 Month Period January 1, 2012 to December 31, 2012
EBITDA	$17,957
Interest Expense	2,457
Interest Cover Ratio	7.3

Inventory turns are calculated by multiplying cost of goods sold for the referenced three month period by 4 and dividing that figure by inventory as at the referenced period.

Manufacturing Expenses include manufacturing wages, salaries, fixed and variable overhead costs.

Operating Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus other receivables, plus inventories, less Accounts payable. The Company considers excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business.

	December 31, 2012	December 31, 2011
Trade receivables (net)	$36,189	$23,913
Other receivables	2,761	2,284
Inventory (net)	61,290	42,307
Less: Accounts payable	25,940	18,891
Total Operating Working Capital	$74,300	$49,613
% of Trailing Three Month Annualized Net Sales	32.9%	33.9%

Trailing Twelve Months EBITDA is calculated by adding the reported EBITDA for the past 4 quarters.

Three Months Ended:	EBITDA
March 31, 2012	3,390
June 30, 2012	5,116
September 30, 2012	5,349
December 31, 2012	4,102
Trailing Twelve Months EBITDA	$17,957

Trailing Three Month Annualized Net Sales is calculated using the net sales for quarter, multiplied by four.

	Three Months Ended
	December 31, 2012	December 31, 2011
Net sales	$56,524	$36,561
Multiplied by 4	4	4
Trailing Three Month Annualized Net Sales	$226,096	$146,244

Working capital is calculated as total current assets less total current liabilities

	December 31, 2012	December 31, 2011
Total Current Assets	$104,777	$71,209
Less: Total Current Liabilities	43,351	30,177
Working Capital	$61,426	$41,032